Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in (i) Registration Statement No. 333-228436, No. 333-227719 and No. 333-226165 on Form S-3 of Standard Diversified Inc., and (ii) Registration Statement No. 333-226166 on Form S-8 of Standard Diversified Inc. of our report dated March 16, 2020 relating to our audit of the consolidated financial statements and financial statement schedule of Standard Diversified Inc. and its subsidiaries which appears in this Annual Report on Form 10-K of Standard Diversified Inc. for the year ended December 31, 2019.

/s/ RSM US LLP

Greensboro, North Carolina
March 16, 2020